UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2017

CTI INDUSTRIES CORPORATION

(Exact name of registrant as specified in its charter)

Illinois

(State or other jurisdiction of incorporation)

000-23115	36-2848943
(Commission File Number)	(IRS Employer Identification No.)

22160 N. Pepper Road Lake Barrington, Illinois	60010
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (847) 382-1000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (l7 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-1 2)
☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240. l 3c-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2017, John H. Schwan retired from the position of Chief Executive Officer and was named as Chairman of the Board of CTI Industries Corporation (“the Company”).

On December 1, 2017, Stephen M. Merrick was appointed as Chief Executive Officer of the Company. For more than the past five years, Mr. Merrick has served as President of the Company. No compensation was provided in connection with the appointment. Mr. Merrick’s compensation remains at the rate in existence prior to the appointment.

On December 1, 2017, Jeffrey S. Hyland was appointed as President of the Company. Prior to joining the Company, for the period from 2015 to November 30, 2017, Mr. Hyland was employed by Berkeley Research Group, a consulting firm engaged in corporate restructuring and profit improvement, investment banking and strategic planning, where he was Managing Director in the corporate restructuring and profit improvement practice. From 2006 to 2015, Mr. Hyland was employed as Executive Director at Capstone Advisory Group, a middle-market consulting firm specializing in corporate restructuring, valuations and litigation consulting for companies. From 1995 to 2006, he was a partner in Fort Dearborn Partners, a middle-market consulting firm engaged in turnarounds, profit improvement, mergers and acquisitions, strategic planning, and financing, including performing management leadership roles in several companies. From 1989 to 1994, Mr. Hyland was employed by Grant Thornton performing financing and business consulting. Previously, Mr. Hyland has been employed by the University of Chicago Hospitals, MCI Telecommunications Corporation and Deloittte & Touche LLP performing financial, operational, and audit functions.

Mr. Hyland has received a BS Degree in Accounting from the University of Illinois and a Masters of Management (MBA) from Northwestern University Kellogg Graduate School of Management in Marketing, Finance and Hospital and Health Services Management.

On December 1, 2017, the Company and Mr. Hyland entered into an Employment Agreement for a three-year term renewable for one-year terms thereafter unless terminated by either party. The agreement provides for Mr. Hyland to receive a base annual salary of $243,000 and a one-time signing bonus of $75,000 payable on or before February 28, 2018. The agreement also provides for Mr. Hyland to receive grants under the Company’s 2009 Stock Incentive Plan of (i) 25,000 shares of restricted stock vesting at the rate of 5,000 shares immediately and 5,000 shares vesting each year for four years after the award date and (ii) incentive stock options to purchase up to 65,000 shares of common stock of the Company at the price per share of $3.79 (the closing price on November 30, 2017) with the right to exercise the options vesting as to 10,834 shares on May 1, 2018 and on May 1 of each of 2019, 2020, 2021 and 2022, and as to 10,830 shares on December 1, 2022. In addition, as an inducement grant, the Company has issued to Mr. Hyland non-qualified options to purchase up to 260,000 shares of common stock of the Company at the price of $3.79 per share. These options are on substantially the same terms as the incentive stock options and will vest as to 43,342 shares on the same vesting dates as the incentive stock options. The incentive and non-qualified options require that Mr. Hyland be employed full-time by the Company at the time of vesting and for the entirety of the period from the date of grant. The restricted stock and options will fully vest upon a change in control. Mr. Hyland will be entitled to participate in the Company’s Incentive Compensation Plan and in other employee benefit plans maintained by the Company.

In the event of the termination of the agreement by the Company without cause or by Mr. Hyland, for good reason, Mr. Hyland shall be entitled to receive severance pay of one year base salary.

By action of the Board of Directors, effective December 1, 2017, Mr. Hyland was also appointed as a Director of the Company to fill a vacancy in the Board of Directors.

Also, on December 1, 2017, the Company appointed Jana Schwan as Vice President – Operations. Ms. Schwan has been employed by the Company for more than the past five years and no compensation was provided in connection with the appointment.

On December 4, 2017, the Company issued a press release announcing that Mr. Hyland joined the Company as President on December 1, 2017, and that Mr. Merrick was appointed as Chief Executive Officer on that date, as well. A copy of the Press Release is furnished as Exhibit 99.1 to this report, and is incorporated herein by reference. The information in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item No. 9.01 – Financial Statements and Exhibits

(d)	Exhibits:

Exhibit No.	Exhibit

99.1*	Press Release issued by CTI Industries Corporation dated December 4, 2017, captioned: “CTI Industries Corporation Board Approves Changes in Management Structure.”

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CTI Industries Corporation has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the Village of Lake Barrington, Illinois, December 5, 2017.

CTI INDUSTRIES CORPORATION

By:	/s/ Stephen M. Merrick
Stephen M. Merrick, Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by CTI Industries Corporation dated December 4, 2017, captioned: “CTI Industries Corporation Board Approves Changes in Management Structure.”